Exhibit 10.21

MANUFACTURING AND DISTRIBUTION AGREEMENT

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THIS MANUFACTURING AND DISTRIBUTION AGREEMENT (hereinafter, this ‘Agreement’) is made effective as of the 14th day of November, 2013.

BETWEEN

(1)	RXi PHARMACEUTICALS, CORP., a Delaware corporation with offices at 1500 West Park Drive, Suite 210, Westborough, MA 01581 (‘RXi’); and

(2)	ETHICOR PHARMACEUTICALS LTD, a company registered in England with number 7984924, whose registered office is at 1st Floor, 24/25 New Bond Street, Mayfair, London, W1S 2RR, United Kingdom (‘Ethicor’),

(each a ‘Party’ and together the ‘Parties’).

RECITALS:

WHEREAS, Ethicor is in the business of distributing Unlicensed Medicines (as defined below) in accordance with applicable laws regarding the distribution of such products;

WHEREAS, RXi is seeking to develop and make available a number of medicinal products which would be suitable for sales and distribution through Ethicor; and

WHEREAS, Ethicor wishes to distribute the Products (as defined below) in the Territory (as defined below) as Unlicensed Medicines, in accordance with applicable laws regarding the distribution of such Products, and RXi wishes to provide such Products to Ethicor, all subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement the following words shall have the following meanings:

1.1.1 ‘Applicable Laws’ means all legislation, laws, codes and guidance notes directly or indirectly applicable to the performance of the Agreement or the development, manufacture or distribution of the Products in or for the Territory, as may be updated from time to time;

1.1.2 ‘Active Pharmaceutical Ingredient’ or ‘API’ means any active pharmaceutical ingredient or combination thereof in a Product which exerts a pharmacological or therapeutic effect.

1.1.3 ‘Assembly Contractor’ means a third party Product supplier engaged by Ethicor.

1.1.4 ‘Business Day’ means a day that is not a Saturday, Sunday or a public holiday in the United Kingdom or United States;

1.1.5 ‘Calendar Quarter’ means each period of three months beginning on the first day of January, April, July and October in each calendar year;

1.1.6 ‘Commencement Date’ means the effective date of this Agreement;

1.1.7 ‘Commercially Reasonable Efforts’ means, with respect to a Product, efforts which, consistent with the exercise of prudent scientific and business judgment:

a)	are normally used by Ethicor in connection with the manufacture, use or sale of those products which it owns or has rights to and which are at a similar stage of development and have similar commercial potential to such Product; and

b)	take into account the resources available to Ethicor in the conduct of its business; and

(c)	conform with the requirements of the Relevant Regulatory Authority and the Applicable Laws;

1.1.8 ‘Cost of Goods’ means the agreed ex-factory price for finished Products as supplied by the Assembly Contractors, delivered CIF to premises as determined by Ethicor, inclusive of Product, API and excipient (provided by RXi or sourced elsewhere), delivered CIF to Ethicor Assembly Contractors, and packaging costs.

1.1.9 ‘Effective In-Market Revenue’ means, with respect to a Product, the true, net invoice value received by Ethicor on sales of such Product (whether such sale is made directly by Ethicor or by any Sub-Distributors on behalf of Ethicor).

1.1.10 ‘Ethicor’s Facsimile Number’ means or such other number as Ethicor may notify to RXi;

1.1.11 ‘Field’ means, with respect to a Product, the Field that is identified on the Product Schedule for such Product;

1.1.12 ‘GBP’ shall mean GB Pounds Sterling.

1.1.13 ‘Gross Profit’ means, with respect to a Product, an amount equal to: (i) the true, net invoice value received (cash collected) by Ethicor on sales of the Product to unaffiliated third parties; minus (ii) the Cost of Goods.

1.1.14 ‘Initial Product’ means the Product described on Schedule 1 annexed hereto.

1.1.15 ‘Intellectual Property’ means all inventions, patents, utility models, design rights (registered or unregistered), database rights, copyright and trade marks (both registered and unregistered), data, know-how, technology and other proprietary rights, together with all rights to the grant of and applications for the same and including all similar or analogous rights and all other rights in the nature of intellectual and industrial property throughout the world;

1.1.16 ‘Interest Rate’ means the rate of [***]% per annum above the base rate of Barclays Bank Plc as applying from time to time in the UK;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.17 ‘Mark’ means: (i) the RXi mark and (ii) any other marks that are identified in a Product Schedule;

1.1.19 ‘Market’ means to promote, distribute, market and sell Products to the extent permitted under Applicable Law;

1.1.19 ‘Marketing Authorisation’ in relation to a country or region in the Territory, means the grant of registration approval or license provided by the Relevant Regulatory Authority in such country or region for the promotion, distribution and sale of a Product;

1.1.20 ‘Performance Requirements’ means, with respect to a given Product, any Performance Requirements set forth on the Product Schedule that is applicable to such Product;

1.1.21 ‘RXi’s Facsimile Number’ means or such other number as RXi may notify to Ethicor;

1.1.22 ‘RXi Intellectual Property’ means: (i) the Marks and (ii) any other Intellectual Property relating to the Products that at any time during the term of this Agreement is owned by or held under license from a third party by, RXi or any of its affiliates.

1.1.23 ‘Post Termination Sales Period’ means a period of [***] months following termination of this Agreement;

1.1.24 ‘Product’ means any product that is identified on a Product Schedule;

1.1.25 ‘Product Schedule’ means a Product Schedule that is signed by both Parties for each Product under this Agreement. Each Product Schedule shall set forth: (i) the Product to which it applies, (ii) the applicable Field, (iii) the applicable Marks and (iv) any other terms and conditions agreed to by the Parties with respect to such Product (in addition to the terms set forth in this Agreement). Each Product Schedule is hereby incorporated by reference into and made part of this Agreement. To the extent that any of the provisions set forth in a Product Schedule conflict with any of the provisions set forth elsewhere in this Agreement, the provisions set forth in the Product Schedule shall control. The Product Schedule agreed to by the Parties as of the Commencement Date with respect to the Initial Product is attached to this Agreement as Schedule 1.

1.1.26 ‘Relevant Regulatory Authority’ in relation to a country or region in the Territory, means the government authority, whether Federal, State or municipal, regulating the manufacture and Marketing of therapeutic substances in such country or region;

1.1.27 ‘Sub-Distributor’ has the meaning set forth in clause 2.2;

1.1.28 ‘Term’ means the period during which this Agreement is in force;

1.1.29 ‘Territory’ means (i) the countries specified in Schedule 2 and (ii) any other countries that may be added to this Agreement pursuant to clause 7;

1.1.30 ‘Unlicensed Medicine’ means any medicinal product that may be supplied under Applicable Laws without having received a Marketing Authorisation from the applicable Relevant Regulatory Authority (including, but not limited to, any unlicensed ‘specials’ that may be supplied in the United Kingdom under Applicable Law and/or a product that can be supplied pursuant to an ‘orphan drug’ or similar designation from a Relevant Regulatory Authority prior to receiving a Marketing Authorisation ); and

1.1.31 ‘Year’ means the period of twelve months from the Commencement Date and each consecutive period of 12 months thereafter during the Term.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2	Interpretation. References to clauses and schedules are to the clauses of and schedules to this Agreement and all of the schedules shall form part of and shall be deemed to be incorporated in this Agreement. Headings are for convenience only and shall be ignored in interpreting this Agreement.

2.	LICENSE GRANT; SUBLICENSES

2.1	License Grant. RXi hereby grants to Ethicor an exclusive (even as to RXi), transferable (to the extent provided in clause 21) license during the Term, under the RXi Intellectual Property, to formulate, make, have made, use, Market and otherwise commercialize and exploit the Products for use in the Territory in the Field applicable to each Product (the ‘License’).

2.2	Sublicenses. Ethicor may grant sublicenses under the License (i) to third parties in markets where Ethicor does not have distribution capabilities, subject in each case, to prior, written approval by RXi, which approval shall not be unreasonably withheld (‘Sub-Distributors’) and (ii) to Assembly Contractors, to the extent necessary for such Assembly Contractors to manufacture the Products.

3.	DEVELOPMENT OF PRODUCTS; PROVISION OF PRODUCT DATA

3.1	Development of Products. RXi will develop the final dosage form of the Products to a quality acceptable for Unlicensed Medicines under Applicable Laws in the European Union. Where stability studies are required to be conducted at the Assembly Contractor’s premises to ensure that any Product (or any Additional Products) complies with relevant regulatory regulations for Unlicensed Medicines, Ethicor shall bear the cost unless otherwise agreed in writing by the Parties. Ethicor shall appoint Assembly Contractors with the capability to compound and assemble finished Product(s) to a quality acceptable for Unlicensed Medicines within the European Union.

3.2	Provision of Product Data. RXi will provide Ethicor with data required for Ethicor to complete its regulatory and assembly responsibilities and information in the English language that is in the possession or control of RXi or any of its affiliates that is applicable to the formulation, manufacture, use and marketing of the Products (collectively, the “Product Data”). RXi will provide Ethicor with the necessary Product Data existing as of the Commencement Date promptly after the Commencement Date, and will provide Ethicor with Product Data generated or obtained after the Commencement Date promptly after such Product Data is generated or obtained.

4.	SUPPLY OF PRODUCTS

4.1	Engagement of Assembly Contractors. Ethicor will be responsible for engaging one or more Assembly Contractors for the production and supply of Products for Ethicor in the event that it does not obtain its Product supply from RXi. Ethicor will meet the Assembly Contractor’s invoice for Cost of Goods on conventional credit terms. For the avoidance of doubt, the cost of goods established in conjunction with the Assembly Contractor shall contain no element of commission or rebate to the benefit of any Party other than the Assembly Contractor. In the event that RXi supplies API and/or finished product, the cost of such goods shall contain no element of commission or rebate to the benefit of any Party other than the manufacturer. For the avoidance of doubt, the price charged to Ethicor’s designated Assembly Contractor shall be equal to the actual net cash paid by RXi to the manufacturer for the product.

4.2	Transparency. Ethicor will provide RXi with full insight into manufacturing, quality and financial aspects of the relationship between Ethicor and each Assembly Contractor with regard to the supply of Product(s). In addition, Ethicor will provide RXi, upon request, with copies of all release documentation relating to the Products. In the event RXi is providing Product supply to Ethicor, RXi will provide Ethicor with full insight into manufacturing, quality and financial aspects of producing and supplying Product(s), and will provide Ethicor, upon request, with copies of all release documentation relating to the Products.

4.3	Specification Changes. Any changes to the final specifications for the Products (including any changes to specifications pertaining to patient dosing) (collectively, ‘Specification Changes’) shall be subject to approval by RXi; provided, however, that Ethicor shall not be required to implement any Specification Change that is requested by RXi if (i) Ethicor determines that such Specification Change is not commercially reasonable from a cost perspective or (ii) if the Assembly Contractor does not have sufficient time or resources to implement such Specification Change. Notwithstanding any of the foregoing, RXi and Ethicor agree that any Specification Changes required for patient safety will be implemented as soon as possible.

4.4	Supply to RXi. To minimise unit cost and optimise the batch production limits of the Assembly Contractor with respect to the Products, in the event Ethicor is obtaining Product supply from an Assembly Contractor, Ethicor and RXi will liaise before each new production order is placed so that RXi can order quantities of the Products for its own research, development and testing use (‘RXi-Ordered Quantities’). In such event, Ethicor will supply any RXi-Ordered Quantities to RXi with labelling supplied by RXi, as if RXi were a client, and invoice RXi in accordance with Ethicor’s normal practices, at [***] for such RXi-Ordered Quantities. The Parties will reasonably cooperate to ensure that production runs of Product at the Assembly Contractor will ensure the most economical cost and optimal amount of Product(s) according to the requirements of each Party and the batch production volumes of the Assembly Contractor. RXi will not market or sell (or permit any third party to market or sell) any of the RXi-Ordered Quantities as unapproved medicines in the Territory.

5.	REGULATORY RESPONSIBILTIES

5.1	Ethicor Regulatory Responsibilities. Ethicor will be responsible for regulatory matters relating to the assembly and distribution of the Products in the Territory by or on behalf of Ethicor as Unlicensed Medicines, as well as pharmacovigilance matters with respect to such Products. Such responsibility will include the handling and monthly aggregation of all adverse events relating to such Products for RXi and the immediate reporting of any Serious Adverse Events relating to such Products to RXi. Ethicor agrees to use its best efforts to obtain information regarding adverse events and serious adverse events and when reporting these events to RXi, to provide, at a minimum, if available, the following information: dose level, timing of an adverse event (relative to time of dose), if adverse or serious adverse event was related to drug and the duration of the adverse event. According to the MHRA “healthcare professionals have a responsibility to help monitor the safety of medicines in clinical use through submission of suspected adverse drug reaction to the MHRA and CHM via the Yellow Card Scheme. Such reporting is equally important for unlicensed medicines or those used off-label as for those that are licensed.” Ethicor will require Sub-Distributors to follow substantially similar reporting and pharmacovigilance requirements with respect to such Products. Ethicor or its Sub-Distributors will be the sole reporting entity to the Relevant Regulatory Authorities with respect to the Products distributed by Ethicor and its Sub-Distributors.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2	Cooperation Regarding Marketing Authorisations. If RXi determines that it wishes to obtain Marketing Authorisation for any of the Products in any part of the Territory, Ethicor will co-operate fully with RXi; provided, however, that Ethicor will not be required to incur any costs without Ethicor’s prior written consent which may be granted or denied in Ethicor’s sole discretion.

5.3	Cooperation Regarding Patient Registry. Ethicor will provide reasonable support to RXi, subject to RXi’s reimbursement of any costs incurred by Ethicor, if RXi’s decides to implement patient registry with respect to the Products.

5.4	Product Labelling. Both Parties shall jointly approve labelling for the Products; provided, however, that RXi’s and Ethicor’s approval for the labelling shall not be unreasonably withheld.

5.5	Data Protection. Both Parties shall ensure that they comply with current data protection legislation.

6.	SALE OF PRODUCTS

6.1	General Obligations. Ethicor will, subject to and in accordance with Applicable Laws: (i) use Commercially Reasonable Effort to sell the Products in the Territory and (ii) at all times provide commercially reasonable and adequate resources to fulfil its obligations under this Agreement, including adequate marketing efforts and production of marketing materials (in each case, to the extent permitted under and in compliance with Applicable Law), as well as sales resources. Ethicor will be responsible for, and have sole discretion over all market pricing, promotion, strategy, reimbursing, branding, distribution and sale of the Products in the Territory. RXi shall set up and run an induction session of at least one day to cover product positioning, technical and performance data, with a follow-up session, if required, that may be covered by joint visits to centres of excellence.

6.2	Sales Forecasts. Ethicor shall provide to RXi its non-binding sales forecasts, including units, for the forthcoming twelve (12) month period on a quarterly basis as well as provide long-term outline projections updated on a rolling quarterly basis.

6.3	Further Ethicor Commitments. Ethicor further commits to: (i) set up a pharmacovigilance program and share data with RXi and Relevant Regulatory Authorities upon written request, (ii) operate a controlled Medical Information Service to which RXi will have full access and (iii) initiate a formal feedback system to ensure traceability of the Products.

6.4	Review Meetings. The Parties shall from time to time hold in-person meetings to discuss progress of the activities contemplated under this Agreement and, at a minimum, shall hold a telephone conversation every second week (or on such other period as may be agreed upon by the Parties) to discuss the status of such activities. If RXi believes that Ethicor is not performing in accordance with this Agreement, RXi shall promptly raise such matter at such meetings and/or telephone conversations and Ethicor shall use all reasonable efforts to resolve such matter.

6.5	Inspection. Each Party shall have the right to inspect the relevant records of the other party during regular business hours with respect to the conduct of the collaboration by providing one (1) week’s written notice.

7.	TERRITORY EXPANSION

7.1	The Parties will discuss in good faith the potential expansion of the Territory. Any such expansion of the Territory will be set forth in a written amendment to this Agreement that is signed by both Parties.

8.	FINANCIAL TERMS

8.1	Sharing of Financial Information. Both Parties will share information with each other regarding the Cost of Goods and the Effective In-Market Prices for the Products at all times.

8.2	Responsibility for Pricing. Ethicor and its Sub-Distributors are wholly responsible for setting the prices and other terms of sale at which the Products are sold in the Territory, at their sole discretion.

8.3	Payments to Third Parties. Ethicor will be responsible for paying the Assembly Contractors’ invoices for the Products.

8.4	Sharing of Gross Profits. Ethicor shall pay to RXi (i) [***] percent ([***]%) of Gross Profits received by Ethicor during each year of Term on the first GBP [***] of sales, and (ii) [***] ([***]%) of Gross Profit on all sales in excess of GPB [***] during each year of the Term. All amounts due RXi will be paid monthly [***] months in arrears based on Ethicor invoiced sales for the Products in the United Kingdom. All amounts due RXi for sales of the Products in the Territory, but outside the United Kingdom, will be paid [***] months in arrears and exclude currency transaction costs.

8.5	Currency of Payments. All amounts payable hereunder shall be paid in GBP. In calculating the amounts due RXi hereunder, any currency conversions necessary in applying the above principles shall be at the then applicable market rate.

8.6	Reporting. Ethicor and RXi will share information on Cost of Goods and the Effective In-Market Revenue at all times.

8.7	Inspection Rights. Each Party shall have the right to inspect the relevant records of the other Party with respect to payments made under this Agreement. Any such inspection by a Party shall be conducted no more than once per year, during normal business hours and upon at least ten (10) business days prior, written notice to the other Party, and in a manner that is not unreasonably disruptive to such other Party’s business.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.8	Reconciliation. RXi and Ethicor agree to reconcile the number of units of the Product(s) ordered by Ethicor from the Assembly Contractor with the number of units sold or otherwise used by Ethicor such that the agreed fee paid to RXi is for the total units of the Product(s) bought by Ethicor from the Assembly Contractor exclusive of those used for samples. Units of the Product(s) ordered by RXi through Ethicor for use by RXi will not be included. The reconciliation process will take place once annually within a ten (10) working day period at the end of each consecutive twelve-month period beginning from the commencement date of this Agreement. For the purposes of payments due RXi hereunder, the accumulator will be reset to zero every twelve-month period following the commencement date of this Agreement.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMER.

9.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Commencement Date, as follows:

9.1.1	such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement;

9.1.2	this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

9.1.3	such Party is not aware of any pending or threatened litigation (and has not received any communication relating to any pending or threatened litigation) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement such Party would violate, any of the intellectual property rights of any person (after giving effect to the license grants in this Agreement);

9.1.4	all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been obtained (other than such consents, approvals and authorizations that the Parties will obtain in the course of performing their obligations under this Agreement); and

9.1.5	the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate in any material way any requirement of Applicable Law, (ii) do not conflict with or violate any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such Party, and (iii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

9.2	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY (AND THEIR RESPECTIVE AFFILIATES) HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS CLAUSE 9.2 SHALL OPERATE TO LIMIT OR INVALIDATE ANY EXPRESS WARRANTY CONTAINED HEREIN.

10.	INDEMNITY

10.1	RXi Indemnity Obligations. RXi will defend, indemnify and hold harmless Ethicor and its affiliates and its and their respective officers, directors, employees and agents (collectively, the “Ethicor Indemnified Parties”) from and against any and all claims, actions, lawsuits and investigations brought by a third party (“Third Party Claims”) and will pay any settlements, awards, fines and reasonable attorney’s fees and expenses and court costs associated with such Third Party Claims (collectively, “Losses”), in each case to the extent arising from or relating to any allegation that the manufacture, marketing, distribution, sale or use of any of the Products infringes any Intellectual Property of any third party; provided, however, that RXi shall have no obligation to defend, indemnify or hold harmless any Ethicor Indemnified Party from any Third Party Claims or Losses to the extent arising from the wilful misconduct or negligence of any Ethicor Indemnified Party.

10.2	Ethicor Indemnity Obligations. Ethicor will defend, indemnify and hold harmless RXi and its affiliates and its and their respective officers, directors, employees and agents (collectively, the “RXi Indemnified Parties”) from and against any and all Third Party Claims and will pay any Losses associated with such Third Party Claims, in each case to the extent arising from or relating to (i) any breach of this Agreement by Ethicor, (ii) any wilful misconduct or negligence on the party of Ethicor; provided, however, that Ethicor shall have no obligation to defend, indemnify or hold harmless any RXi Indemnified Party from any Third Party Claims or Losses to the extent arising from the wilful misconduct or negligence of any RXi Indemnified Party.

10.3	Indemnity Procedures. A Party seeking indemnification under clause 10.1 or clause 10.2 (the ‘Indemnified Party’) will give the other Party (the ‘Indemnitor’) written notice of any Third Party Claim for which the Indemnified Party seeks indemnification promptly; provided, however, that the failure to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Indemnitor may elect to direct the defense or settlement of any such Third Party Claim by giving written notice to the Indemnified Party, which election will be effective immediately upon receipt by the Indemnified Party of such written notice of election. Indemnitor will have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such Third Party Claim, or to compromise, settle or otherwise dispose of the same, if Indemnitor deems it advisable to do so, all at the expense of Indemnitor; provided, however, that Indemnitor will not settle, or consent to any entry of judgment in, any such Third Party Claim without obtaining either: (i) an unconditional release of all of the Indemnified Party (and its affiliates and its and their respective officers, directors, employees and agents) from all liability with respect to all claims underlying such Third Party Claim or (ii) the prior, written consent of the Indemnified Party. The Parties will fully cooperate with each other in any such Third Party Claim and will make available to each other any books or records useful for the defense of any such Third Party Claim.

11.	LIABILITY

11.1	Exclusion of Certain Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS OR THE LIKE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, SUCH PARTY’S PERFORMANCE HEREUNDER, OR ANY PRODUCTS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE).

11.2	Limitation of Liability. EACH PARTY’S MAXIMUM CUMULATIVE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, OR ANY PRODUCTS, REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE), WILL NOT EXCEED [***] POUNDS STIRLING (£[***]) IN THE AGGREGATE.

11.3	Exceptions. Notwithstanding anything to the contrary, the exclusions and limitations of liability set forth in clause 11.1 and clause 11.2 will not apply: (i) to the extent that acts or omissions of a Party constitute fraud, willful misconduct, (ii) each Party’s indemnity obligations under clause 10 with respect to Third Party Claims or (iii) to the extent any liability which cannot be excluded by applicable law.

12.	INSURANCE

12.1	Commencing on the date on which the first sale of a Product by or on behalf of Ethicor occurs, each Party shall obtain, at its sole cost and expense, liability insurance applicable to its performance under this Agreement, in amounts that are reasonable and customary in the pharmaceutical industry. All such policies shall include a contractual endorsement naming the other Party to this Agreement as an additional insured.

13.	DURATION AND TERMINATION

13.1	Term. This Agreement shall come into effect on the Commencement Date and shall continue in force for an initial term of four (4) years from the Commencement Date (the ‘Initial Term’). At the end of the Initial Term, or any subsequent term pursuant to a renewal under this clause (‘Renewal Term’), this Agreement will automatically renew for consecutive periods of one (1) year each. The Initial Term and each Renewal Term shall be subject to earlier termination in accordance with this clause 13.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2	Mutual Termination for Convenience During Renewal Terms. During any Renewal Term, either Party may terminate this Agreement (either in whole or with respect to any one or more Products) at any time for convenience upon twelve (12) month’s prior, written notice to the other Party.

13.3	Mutual Termination for Material Breach. Without prejudice to any other rights to which it may be entitled, either Party may give notice in writing to the other terminating this Agreement with immediate effect if the other Party is in breach of any material term hereof and (if such breach is remediable) fails to remedy such breach within [***] days of that Party being notified of such breach. Notwithstanding anything to the contrary, if any such breach primarily relates to some, but not all, Products under this Agreement, then such termination shall only apply with respect to the Product or Products to which the breach primarily relates.

13.4	Mutual Termination for Quality or Safety Issues. Either Party may terminate this Agreement in part with respect to a particular Product upon thirty (30) days prior, written notice to the other Party in the event that such Party has made a good faith determination that the distribution of such Product under this Agreement should be discontinued or halted due to a safety or quality issue; provided, however, that this Agreement will not terminate with respect to such Product if, before the end of such thirty (30) day period, either such safety or quality issues have been addressed, or reasonable efforts are being undertaken to address such safety or quality issues.

13.5	Termination by RXi for Failure to Meet Performance Standards. RXi may terminate this Agreement upon [***] days prior, written notice to Ethicor if: (i) Ethicor does not make reasonable efforts to educate physician prescribers about the Product(s) or fails to convince such prescribers to use the Product(s) in patients, or (ii) Ethicor does not provide adequate or critical personnel for the project; provided, however, that this Agreement will not terminate with respect if Ethicor, before the end of such [***] day period, either cures such failure or is undertaking reasonable efforts to cure such failure.

13.6	Termination by RXi In the Event of Marketing Authorization or Sale. In the event that either (A) RXi gains a Marketing Authorisation in any part of the Territory for a Product, (B) RXi decides to sell or out-license a Product following such Marketing Authorisations or (C) RXi or its assets relating to a Product in a Territory are acquired by a third party ((A), (B) and (C), each a ‘Partial Termination Trigger’), RXi shall have the right to terminate this Agreement in part (only with respect to the specific Product and the specific part of Territory that is the subject of the Partial Termination Trigger), on [***] months’ prior, notice to Ethicor.

13.7	Termination by Ethicor for Commercial Reasons. Ethicor may terminate this Agreement on a country-by-country basis within the Territory if the continued sale and marketing of a Product(s) is commercially unreasonable by providing RXi with [***] months’ notice.

13.8	Termination Payment. In the event of any termination by [***] during the Initial Term, except for a termination pursuant to [***], [***] shall make a termination payment to [***] determined in accordance with the following:

(a)	with respect to any termination notice given between [***] and [***] months following the Commencement Date, [***] shall pay [***] an amount equal to the [***] in the previous [***] year period;

(b)	with respect to any termination notice that is issued before the date that is [***] months following the Commencement Date, [***] shall pay [***] [***]% of [***] (up to a maximum of $[***] USD).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.	EFFECTS OF EXPIRATION OR TERMINATION

14.1	Accrued Rights and Liabilities. Expiration or termination of this Agreement howsoever caused shall be without prejudice to any rights or liabilities accrued at the date which this Agreement terminates.

14.2	Effect of Expiration or Termination. Upon any expiration or termination of this Agreement (in whole or in part), the following provisions shall apply with respect to any Products that are the subject of such expiration or termination:

14.2.1	RXi must, if requested to do so by Ethicor, allow Ethicor to fulfil all binding purchase orders for such Products that are in place as of the effective date of such expiration or termination;

14.2.2	Ethicor shall be permitted for the Post Termination Sales Period to sell and distribute any stocks of such Products as it may at the time have in store or under its control; and

14.2.3	subject to clause 14.2.2 (and also subject to clause 14.3 with respect to any Products that are not the subject of such termination or expiration) all other rights and Licenses hereunder shall terminate on the date when this Agreement terminates or expires.

14.3	Survival. The following provisions will survive any expiration or termination of this Agreement: Clause 1 (“Definitions and Interpretation”), Clause 9 (“Representations, Warranties and Covenants; Disclaimer”), Clause 10 (“Indemnity”), Clause 11 (“Liability”), this Clause 14 (“Effects of Expiration or Termination”), Clause 15 (“Intellectual Property”), Clause 16 (“Relationship”), Clause 17 (“Confidential Information”), Clause 18 (“Force Majeure”), Clause 19 (“Entire Agreement”), Clause 20 (“Amendments”), Clause 21 (“Assignment”), Clause 22 (“Waiver”), Clause 23 (“Counterparts”), Clause 24 (“Notices”), Clause 25 (“Rights of Third Parties”) and Clause 26 (“Governing Law and Forum”). For the avoidance of doubt, if this Agreement is terminated in part (i.e., with respect to a Product and/or portion of the Territory), all provisions of this Agreement that apply with respect to any Product and/or portion of the Territory that is not being terminated shall survive such termination.

15.	INTELLECTUAL PROPERTY

15.1	RXi Intellectual Property. Ownership of the RXi Intellectual Property shall reside with RXi and Ethicor shall have no claim to ownership or any part thereof in any way.

15.2	New IP. In the event that Ethicor creates any new Intellectual Property relating to the formulation and delivery of any of the Products (‘New IP’), such New IP shall be jointly owned by Ethicor and RXi and Ethicor shall fully and promptly disclose the same to RXi. Ethicor shall have first right to protect any such New IP at its expense; provided, however, that if Ethicor elects not to protect an item of New IP, then RXi shall have the right to protect, at RXi’s expense, and solely own such New IP that Ethicor elects not to protect. For the avoidance of doubt, any New IP, whether jointly owned by the Parties or solely owned by RXi pursuant to the preceding sentence, shall be subject to the License granted to Ethicor under this Agreement.

15.3	Bankruptcy of Licensor. The Parties agree that the licenses granted hereunder are rights in “intellectual property” within the scope of Section 101 (or its successors) of the United States Bankruptcy Code and for other similar laws. To the extent that a Party is a licensee or any rights of the other Party under this Agreement, such party shall have and may fully exercise all rights available to a licensee under the United States Bankruptcy Code including without limitation under Section 365(n) (or its successors).

16.	RELATIONSHIP

Nothing in this Agreement shall constitute or shall be deemed to constitute a partnership between the Parties hereto or constitute or be deemed to constitute Ethicor as agent of RXi for any purpose whatsoever and Ethicor shall have no authority or power to bind RXi or to contract in the name of or create a liability against RXi in any way or for any purpose. Ethicor hereby undertakes that it will in all correspondence and other dealings relating directly or indirectly to the sale, distribution or other disposal of the Products clearly indicate that it is acting solely on its own behalf and not as an agent for RXi.

17.	CONFIDENTIAL INFORMATION

Any proprietary or confidential information relating to a party’s business, technologies or finances disclosed to the other Party under this Agreement collectively constitutes the “Confidential Information” of the disclosing Party. Neither Party will use the Confidential Information of the other Party for any purpose unrelated to the exercise of its rights or fulfillment of its obligations under this Agreement, and will hold such Confidential Information in confidence during the Term and for a period of [***] years after the termination or expiration of this Agreement (except that Confidential Information identified by a Party as a trade secret shall be held in confidence for as long as such information remains a trade secret). Each Party shall exercise with respect to the Confidential Information of the other Party the same degree of care as the Party exercises with respect to its own confidential or proprietary information of a similar nature, but in no event less than reasonable care, and shall not disclose it or permit its disclosure to any third party, other than: (i) to its affiliates, and those of its and its Affiliates’ respective employees, sublicensees, consultants, contractors, accountants, attorneys, advisors and agents, as well as to any potential acquirers, investors or lenders and their respective advisors, in each of the foregoing cases who are bound by a substantially similar obligation of confidentiality of this Agreement and (ii) by or on behalf of Ethicor to any Relevant Regulatory Authority in connection with any regulatory matters with respect to any Product. However, the foregoing undertakings of confidentiality shall not apply to any information or data which:

(a)	the receiving Party receives without obligation of confidentiality at any time from a third party lawfully in possession of same and having the right to disclose same;

(b)	is, as of the Commencement Date, in the public domain, or subsequently enters the public domain through no fault of the receiving Party;

(c)	is independently developed by the receiving Party as demonstrated by written evidence without reference to or benefit of information disclosed to the receiving Party by the disclosing Party; or

(d)	is publically disclosed pursuant to the prior, written approval of the disclosing Party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If a Party is required to disclose any Confidential Information of the other Party pursuant to applicable law or legal process, the first Party shall (i) give prior, written notice of such required disclosure to the other Party, to the extent reasonably practicable, (ii) give reasonable assistance to the other Party, if requested thereby, seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent required by such applicable law or legal process; provided, however, that the foregoing requirement shall not apply with respect to any disclosures by Ethicor to any Relevant Regulatory Authority.

The Parties will mutually agree on a press release to be issued by RXi upon execution of this Agreement or reasonably soon thereafter, which shall contain, at a minimum, Ethicor’s name and the key financial terms, excluding, without limitation, the margin share rates and other amounts to be paid hereunder. Neither Party shall make any subsequent public announcement concerning this Agreement or the terms hereof not previously made public without the prior written approval of the other Party, such consent not be unreasonably withheld or delayed by such other Party, with regard to the form, content, and precise timing of such announcement, except as may be required by either Party in order to comply with applicable law, regulations, court orders, or tax, securities filing, financing arrangements, acquisitions, or sublicenses. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party in sufficient time to enable such other Party to consider and comment thereon.

18.	FORCE MAJEURE

18.1	The obligations of each Party under this Agreement shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labour disputes, act of God, war, riot, civil commotion, terrorist activity, malicious damage, fire, flood or storm.

18.2	In the event of either Party being so hindered or prevented, such Party shall give notice of suspension as soon as reasonably possible to the other Party stating the date and extent of such suspension and the cause thereof and the omission to give such notice shall forfeit the rights of such Party to claim such suspension. Any Party whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify the other Party.

19.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussion between the Parties hereto relating thereto.

20.	AMENDMENTS

Save as expressly provided herein, no amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of the Parties hereto.

21.	ASSIGNMENT

Neither Party may transfer or assign this Agreement or assign any rights hereunder or delegate any duties hereunder without the other Party’s prior, written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing: (A) either Party may subcontract portions of its obligations under this Agreement without any requirement to obtain the other Party’s consent, provided that the subcontracting Party remains responsible for the performance of such obligations by the subcontractor and (B) either Party may transfer or assign this Agreement, without any requirement to obtain the other Party’s consent: (i) to any of its affiliates or (ii) in connection with any merger, consolidation, sale of all or substantially all assets, sale of equity interests or other change of control transaction involving such Party or such Party’s line of business to which this Agreement relates. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

22.	WAIVER

The failure of a Party hereto to exercise or enforce any right under this Agreement shall not be deemed to be a waiver thereof nor operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

23.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same Agreement. Any Party may enter into this Agreement by signing any such counterpart.

24.	NOTICES

Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (airmail if to an address outside the country of posting) or by facsimile transmission using the relevant number set out in this Agreement or to the address of the relevant Party set out in this Agreement or such other address as either Party may notify to the other from time to time. Any such notice given as aforesaid shall be deemed to have been given at the time of delivery (if delivered by hand) or received the first working day next following the day of sending (if sent by facsimile transmission) and when received (if sent by post). Facsimile transmissions should be made to RXi’s Facsimile Number and Ethicor’s Facsimile Number.

25.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

26.	GOVERNING LAW AND FORUM

This Agreement shall be governed by and construed in accordance with [***] law and each Party hereby irrevocably submits to the non-exclusive jurisdiction of the [***].

Any disputes relating to this Agreement or the terms hereof shall be submitted to binding arbitration in [***] according to the rules of [***], which each party paying its own costs in relation to the arbitration.

(signature page follows)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective duly authorized officers in counterpart originals, effective as of the date first above written.

RXI PHARMACEUTICALS, INC.		ETHICOR PHARMACEUTICALS LTD

By:	/s/ Geert Cauwenbergh	By:	/s/ Robert Jackson
Name:	Geert Cauwenbergh, Dr. Med. Sc.	Name:	Robert Jackson
Title:	President & CEO	Title:	Chairman

SCHEDULE 1

Product Schedule No. 1

This Product Schedule No. 1 (this “Product Schedule”) is entered into by RXI PHARMACEUTICALS, INC. and ETHICOR PHARMACEUTICALS LTD pursuant to that certain Manufacturing and Distribution Agreement dated November 14, 2013 (the “Master Agreement”). This Product Schedule constitutes a “Product Schedule” for the purposes of the Master Agreement and is hereby incorporated by reference into and made part of the Master Agreement.

Initial Product: RXI-109, a self-delivering RNAi compound (sd-rxRNA)

Field: Treatment of dermal scarring following planned surgeries when prescribed by a specialty physician as unlicensed medicine “Special” (Special Order product as defined in the United Kingdom by MHRA).

Marks:

•	[ ]

IN WITNESS WHEREOF, the Parties have caused this Product Schedule to be duly executed by their respective duly authorized officers in counterpart originals, effective as of the date first above written.

RXI PHARMACEUTICALS, INC.		ETHICOR PHARMACEUTICALS LTD

By:	/s/ Geert Cauwenbergh	By:	/s/ Robert Jackson
Name:	Geert Cauwenbergh, Dr. Med. Sc.	Name:	Robert Jackson
Title:	President & CEO	Title:	Chairman

SCHEDULE 2

The Territory

The Territory consists of all of the countries of the world except for the United States, Canada and Mexico.